UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2017

MobileIron, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36471	26-0866846
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

MobileIron, Inc.

415 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 919-8100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)Election of Director.

On March 9, 2017, we announced that our Board of Directors (the “Board”) elected Jessica Denecour, age 54, as a member of our Board, effective March 8, 2017. Ms. Denecour will serve as a Class I director with a term expiring at our 2018 Annual Meeting of Stockholders and until her successor has been duly elected and qualified. The Board has affirmatively determined that Ms. Denecour is an independent director pursuant to Nasdaq’s governance listing standards and those rules and regulations issued pursuant to the Securities Exchange Act of 1934, as amended.

Since January 2006, Ms. Denecour has served as Senior Vice President and Chief Information Officer of Varian Medical Systems (“Varian”).  Prior to joining Varian, Ms. Denecour worked for Agilent Technologies (“Aligent”) as Vice President of Enterprise Applications from April 2005 to December 2005, and as Vice President of Global Infrastructure from June 2000 until March 2005. Prior to Agilent, Ms. Denecour worked for 18 years at Hewlett Packard in increasing levels of responsibility, most recently as Senior Director of IT for Test and Measurement until that business was spun off into Agilent. Ms. Denecour holds a B.S. degree in Business Administration and Management Information Systems from California Polytechnic State University in San Luis Obispo. She brings to the Board specific expertise in information technology and cyber security.

In connection with her election, Ms. Denecour will be eligible to participate in the Company’s standard compensation arrangements for non-employee directors, including receiving cash and equity compensation pursuant to the Company’s Amended and Restated Non-Employee Director Compensation Policy (the “Amended Policy”). Ms. Denecour was granted an RSU to purchase 11,107 shares of stock under the Amended Policy, which will vest on the date of our next annual meeting in 2017.

There are no arrangements or understandings between Ms. Denecour and any other persons pursuant to which Ms. Denecour was named a director of the Company. Ms. Denecour has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K or Item 5.02(d) of Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MobileIron, Inc.

Dated: March 14, 2017
	By:	/s/ Laurel Finch
Laurel Finch
Vice President, General Counsel, Chief Compliance Officer and Secretary